Exhibit 5.1

Zysman, Aharoni, Gayer and Sullivan & Worcester LLP
 One Post Office Square
 Boston, MA 02109

September 26, 2011

Pluristem Therapeutics Inc.
Matam Advanced Technology Park
Building No. 20
Haifa 31905, Israel

Re: Registration Statement on Form S-3

Ladies and Gentlemen:

This opinion is furnished to you in connection with a Registration Statement on Form S-3 (the “Registration Statement”) being filed by Pluristem Therapeutics Inc., a Nevada corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), for the registration of shares of Common Stock, $0.00001 par value per share of the Company (the “Shares”), warrants to purchase Shares (the “Warrants”), shares of preferred stock (the “Preferred Shares”, and, with the Shares and the Warrants, the “Securities”) and units of two or more of the Securities (the “Units”), all of which may be issued from time to time on a delayed or continuous basis pursuant to Rule 415 under the Securities Act.

We are acting as counsel for the Company in connection with the Registration Statement. We have examined signed copies of the Registration Statement and have also examined and relied upon minutes of meetings of the Board of Directors of the Company as provided to us by the Company, the Articles of Incorporation and By-Laws of the Company, each as restated and/or amended to date (collectively the “Charter Documents”), and such other documents as we have deemed necessary for purposes of rendering the opinions hereinafter set forth.

In our examination of the foregoing documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, the authenticity of the originals of such latter documents and the legal competence of all signatories to such documents.  For purposes of our opinion, we have examined an official compilation of "Title 7 - Business Associations; Securities; Commodities, Chapter - 78 - Private Corporations" of the Nevada Revised Statutes.  Such examination was limited to the provisions of such statute only, and did not include any annotations or commentary related thereto. Other than such examination and our examination of the documents indicated above, we have made no other examination in connection with this opinion.

Based upon and subject to the foregoing, we are of the opinion that:

(1)              With respect to the Shares, when (i) specifically authorized for issuance by the Company’s Board of Directors or an authorized committee thereof (the “Authorizing Resolutions”); (ii) the Registration Statement has become effective under the Securities Act; (iii) if necessary, an appropriate prospectus supplement with respect to the Shares has been prepared, filed and delivered in compliance with the Securities Act and the applicable rules promulgated thereunder; (iv) the terms of the sale of the Shares have been duly established in conformity with the Charter Documents and do not violate any applicable law or result in a default under or breach of any agreement or instrument binding on the Company and comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company; (v) the Shares have been issued and sold as contemplated by the Registration Statement and any prospectus supplement, if applicable; and (vi) the Company has received the consideration provided for in the Authorizing Resolutions and such consideration is not less than the par value of the Shares, the Shares will be validly issued, fully paid and nonassessable.

(2)              With respect to the Warrants, when (i) specifically authorized for issuance by the Authorizing Resolutions; (ii) the Registration Statement has become effective under the Securities Act; (iii) the warrant agreement or agreements relating to the Warrants have been duly authorized, executed and delivered; (iv) the terms of the Warrants and of their issuance and sale have been duly established in conformity with the warrant agreement or agreements and do not violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Company and comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company; (v) the Warrants have been duly executed and countersigned in accordance with the warrant agreement or agreements and issued and sold as contemplated by the Registration Statement; and (vi) the Company has received the consideration (if any separate consideration is given for the Warrants)  provided for in the Authorizing Resolutions, the Warrants will constitute valid and legally binding obligations of the Company, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(3)               With respect to the Preferred Shares, when (i) the Board shall have duly adopted resolutions approving a certificate of designation (the “Certificate of Designation”) setting forth the terms of a series of Preferred Shares, including, as applicable, designations and powers, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including without limitation the dividend rate, conversion or exchange rights, redemption price and liquidation preference; (ii) the Certificate of Designation shall have been duly executed and filed with the Secretary of State of Nevada; (iii) specifically authorized for issuance by the Authorizing Resolutions; (iv) the Registration Statement has become effective under the Securities Act; (v) if necessary, an appropriate prospectus supplement with respect to the Preferred Shares has been prepared, filed and delivered in compliance with the Securities Act and the applicable rules promulgated thereunder; (vi) the terms of the sale of the Preferred Shares have been duly established in conformity with the Charter Documents and do not violate any applicable law or result in a default under or breach of any agreement or instrument binding on the Company and comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company; (vii) the Preferred Shares have been issued and sold as contemplated by the Registration Statement and any prospectus supplement, if applicable, and (viii) the Company has received the consideration provided for in the Authorizing Resolutions and such consideration is not less than the par value of the Preferred Shares, the Preferred Shares will be validly issued, fully paid and nonassessable.

(4)               With respect to the Units, when (i) at the time of execution, issuance and delivery of the Units and any agreement related thereto will have been duly authorized, executed and delivered by the Company and the other parties to such agreement and will be the valid and legally binding obligation of the parties thereto, enforceable against such parties in accordance with its terms; and (ii) all necessary conditions and actions with respect to the Securities of which the Units are comprised shall have been duly met or taken, as provided for in (1) – (3) above, as applicable, the Units will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption “Validity of the Securities” in the Prospectus.  In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Zysman, Aharoni, Gayer and Sullivan & Worcester LLP